Press Release	Exhibit 99.1

PHOTON DYNAMICS REPORTS FISCAL 2007 FIRST QUARTER RESULTS

San Jose, Calif., February 13, 2007 ─ Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, today reported financial results for the first quarter of fiscal year 2007, ended December 31, 2006.

Revenue for the first quarter of fiscal 2007 was $21.4 million, compared to fourth quarter fiscal 2006 revenue of $29.3 million.

Net loss for the first quarter was $7.2 million or $0.43 loss per share, compared to fourth quarter net loss of $6.1 million or $0.36 loss per share.

Loss from continuing operations for the first quarter of fiscal 2007 was $7.2 million or $0.43 loss per share. This compares to loss from continuing operations of $6.4 million or $0.38 loss per share for the fourth quarter of fiscal 2006.

First quarter non-GAAP net loss was $6.0 million or $0.36 loss per share, excluding the impact of equity-based compensation expenses, restructuring charges and amortization of intangible assets, net of related tax. These results compare to fourth quarter non-GAAP net loss of $5.2 million or $0.31 loss per share, excluding the impact of equity-based compensation expenses, restructuring charges, amortization of intangible assets, and income from discontinued operations, net of related tax. A reconciliation of these non-GAAP measures is provided after the GAAP financial statements below.

The Company had cash, cash equivalents and short-term investments of $97.1 million as of December 31, 2006 compared to cash, cash equivalents, and short-term and long-term investments of $103.6 million as of September 30, 2006.

First quarter gross margin increased to 26.0% compared to 14.1% in the prior quarter. Improved gross margin for the first quarter was due to a higher proportion of test system revenue, receipt of final acceptances for three of the Company’s Generation 8 test systems, and lower warranty expense than in the prior quarter.

First quarter bookings were $17 million, and backlog as of December 31, 2006 was $66 million. The Company noted that bookings and backlog are not necessarily indicative of future revenue and that historically bookings have fluctuated on a quarter-to-quarter basis. These fluctuations in bookings may continue in the future.

Commenting on the results for the quarter, Jeffrey Hawthorne, Photon Dynamics’ Chief Executive Officer, said, “Despite challenging conditions in the flat-panel display market, Photon Dynamics has continued to make headway operationally, and I am pleased with our execution during the quarter on several of our key initiatives:

—	Most notably, we achieved final acceptances for three of our Generation 8 test systems.
—
We made progress and met our milestones in our plan to move portions of the Company’s manufacturing to Asia, which will enable us to achieve our objectives for improving gross margin by reducing manufacturing and logistics costs.

—	We maintained our commitment to fiscal conservatism and aggressively managed our operating expenses.”

Hawthorne continued, “While Photon’s customers continue to invest in capital spending, recent announcements by certain customers indicate a reduction in their respective capital expenditure spending levels for 2007. As a result, many analysts have revised their estimates for 2007 flat-panel display cap-ex spending to be down approximately 25%-30% from 2006 levels. While the fluctuation in customer investment plans obviously impacts the Company, we believe that manufacturers will invest in future capacity, particularly if TV demand remains on track; although the exact date the market will recover is uncertain at this time.

“As a management team, we recognize the need to size our business in response to market conditions. Thus, the Company is in the process of evaluating a lower breakeven point based on the changing dynamics in the market environment. With that said, however, we are committed to investing in strategic R&D spending.” Hawthorne concluded, “The profitable growth of Photon Dynamics is of utmost importance to the entire organization, and we are actively engaged in exploring and developing avenues which we believe will provide future growth opportunities.”

Company Projections for Fiscal Year 2007 Second Quarter
The Company estimates revenue for the second quarter of fiscal 2007 to be between $10 and $15 million, with a loss per share of ($0.55) to ($0.65).

Information Regarding Non-GAAP Financial Measures
Photon Dynamics provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Photon Dynamics' non-GAAP net income and non-GAAP earnings per share exclude the effect of SFAS 123 (R), restructuring charges, amortization of intangible assets, and income (loss) from discontinued operations, as well as the tax effects of these adjustments. Because SFAS 123 (R) is a material, non-cash item, Photon Dynamics has also provided non-GAAP information excluding the impact of SFAS 123 (R). Management excludes the effect of SFAS 123 (R) and other charges as indicated, because management does not believe that these charges are directly applicable to the core operating performance of Photon Dynamics. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of Photon Dynamics. Management believes that although GAAP measures are important for investors to understand, providing investors with this non-GAAP measure provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of Photon Dynamics.

First Quarter Earnings Conference Call
The Company will host a quarterly conference call today at 5:30 pm EST. To access the conference call in the U.S. or Canada, dial (800) 240-4186. For all international calls, dial (303) 205-0033.

A digital replay will be available on Photon Dynamics' website at www.photondynamics.com under 'presentation/conference call' in the 'investors' section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its second quarter fiscal 2007 financial results.

You may access the telephone replay by dialing (800) 405-2236 or (303) 590-3000 and entering access code 11083913.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics' estimated results for the second quarter of fiscal 2007 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the adoption of new technology by the Company’s customers; the delay of investments by the Company’s customers in response to current economic factors, which could reduce their demand for Photon Dynamics’ products; the migration of our manufacturing operations offshore and the changing customer investment climate, which could lead to impairments of assets and incurring of restructuring costs; an increase in competitive pricing pressures; the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics' products; and failure to comply with a variety of United States and foreign federal, state and local laws and regulations could lead to the Company incurring additional expenses, interest and penalties. As a result, Photon Dynamics' actual results and end user demand may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K as filed on December 14, 2006 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2006	September 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$19,085	$47,935
Short-term investments	78,009	54,834
Accounts receivable, net	18,055	29,341
Inventories	24,938	18,442
Other current assets	3,902	3,972
Total current assets	143,989	154,524
Long-term investments	—	787
Land, property and equipment, net	15,054	15,891
Other assets	6,063	4,542
Intangible assets, net	1,343	1,716
Goodwill	153	153
Total assets	$166,602	$177,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,199	$7,657
Warranty	7,858	8,058
Other current liabilities	10,276	9,944
Deferred gross margin	2,841	7,454
Total current liabilities	28,174	33,113
Other liabilities	118	119
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	286,681	285,510
Accumulated deficit	(148,609)	(141,409)
Accumulated other comprehensive income	238	280
Total shareholders’ equity	138,310	144,381
Total liabilities and shareholders’ equity	$166,602	$177,613

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2006	2005

Revenue	$21,435	$41,633
Cost of revenue	15,871	22,382
Gross margin	5,564	19,251
Operating expenses:
Research and development	7,995	8,071
Selling, general and administrative	4,930	6,851
Restructuring charge	446	62
Amortization of intangible assets	373	372
Total operating expenses	13,744	15,356
Income (loss) from operations	(8,180)	3,895
Interest income and other, net	1,081	500
Income (loss) from continuing operations before income taxes and discontinued operations	(7,099)	4,395
Provision for income taxes	101	352
Income (loss) from continuing operations before discontinued operations	(7,200)	4,043
Loss from discontinued operations	—	(680)
Net income (loss)	$(7,200)	$3,363
Income (loss) per share from continuing operations:
Basic	$(0.43)	$0.24
Diluted	$(0.43)	$0.24
Loss per share from discontinued operations:
Basic	$—	$(0.04)
Diluted	$—	$(0.04)
Net income (loss) per share:
Basic	$(0.43)	$0.20
Diluted	$(0.43)	$0.20
Weighted average number of shares:
Basic	16,590	16,946
Diluted	16,590	17,047

PHOTON DYNAMICS, INC.
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006	2005

Non-GAAP Net Income (Loss) Reconciliation For All Non-GAAP Items

GAAP net income (loss)	$(7,200)	$3,363	$(6,054)	$(5,853)
Stock-based employee compensation expense	400	985	832	985
Restructuring charge	446	62	—	62
Amortization of intangible assets	373	372	372	372
Loss (income) from discontinued operations	—	680	(346)	680
Income tax effect of non-GAAP adjustments	—	(10)	(4)	(10)
Non-GAAP net income (loss)	$(5,981)	$5,452	$(5,200)	$(5,232)

Non-GAAP Net Income (Loss) Per Diluted Share Reconciliation For All Non-GAAP Items

GAAP net income (loss) per share - diluted	$(0.43)	$0.20	$(0.36)	$(0.35)
Stock-based employee compensation expense	0.02	0.06	0.05	0.06
Restructuring charge	0.03	—	—	0.00
Amortization of intangible assets	0.02	0.02	0.02	0.02
Loss (income) from discontinued operations	—	0.04	(0.02)	0.04
Income tax effect of non-GAAP adjustments	—	—	(0.00)	(0.00)
Non-GAAP net income (loss) - diluted	$(0.36)	$0.32	$(0.31)	$(0.31)

Shares used in basic shares calculation	16,590	16,946	16,849	16,931
Shares used in diluted shares calculation	16,590	17,047	16,849	16,931